Exhibit 99.1

Trikon Technologies, Inc. Ringland Way, Newport, NP18 2TA, United Kingdom.

Press Release

TRIKON TECHNOLOGIES REPORTS RESULTS FOR SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2005

Revenues up 14% on first quarter 2005, Book to Bill over 1:1

NEWPORT, Wales, United Kingdom, August 4, 2005 — Trikon Technologies, Inc. (Nasdaq: TRKN) today reported results for its second quarter and six months ended June 30, 2005.

Revenues for the quarter were $8.9 million, an increase of 14 percent from $7.8 million for the first quarter of 2005 and a decrease of 13 percent from $10.2 million for the second quarter of 2004.

Revenue deferred under our revenue recognition policy increased to $6.1 million at June 30, 2005 compared to $4.7 million at March 31, 2005. The book to bill ratio in the quarter was 1.1:1.

Operating expenses for the second quarter of 2005 of $5.9 million were at a similar level to the $6.0 million in first quarter of 2005 and down from the $6.5 million in the second quarter of 2004. Operating loss for the quarter was $3.8 million compared to an operating loss of $4.6 million for the second quarter of 2004 and an operating loss of $2.1 million for the first quarter of 2005.

Net loss applicable to common shares for the quarter was $5.4 million, or $0.34 per share, compared to a net loss of $4.9 million, or $0.31 per share in the second quarter of the prior year and a net loss of $2.4 million, or $0.15 per share for the first quarter of 2005.

The net loss for the quarter included foreign currency losses of $1.6 million, compared to foreign currency losses of $0.3 million in the second quarter of 2004 and foreign currency losses of $0.3 million in the first quarter of 2005.

Revenues for the six months ended June 30, 2005 were $16.7 million, a decrease of 2 percent from revenues of $17.0 million for the prior year period.

Operating expenses for the six months ended June 30, 2005 were $11.9 million, down 15 percent from the $13.9 million in the prior year period. Operating loss for the six months ended June 30, 2005 was $5.9 million compared to an operating loss of $11.0 million for the prior year period and net loss applicable to common shares for the six months was $7.7 million, or $0.49 per share, compared to a net loss of $10.7 million, or $0.68 per share in the prior year period.

The net loss for the six months ended June 30, 2005 included foreign currency losses of $1.8 million, compared to foreign currency gains of $0.4 million in the prior year period.

“As I guided in our Q1 call, revenues this quarter were up from the first quarter of 2005,” said Martyn Tuffery, acting chief financial officer for Trikon. “We have also continued to keep tight control of operating costs, which, when excluding the costs associated with the proposed consolidation through merger with Aviza, were more than $1 million less in Q2 of 2005 than in Q2 of 2004.”

Mr. Tuffery continued, “The British pound 5 million (approximately $9 million) revolving credit facility with Lloyds TSB Bank plc. has been both extended and amended. Lloyds TSB Bank has agreed that this facility will continue, subject to certain conditions being met, after completion of the previously announced proposed consolidation by merger of Trikon and Aviza Technology, Inc.”

“A significant part of cash outflow reflects expenditure related to the placement of evaluation tools in the first six months, concluded Mr. Tuffery. “This was particularly in support of our Asia sales policy. We will not be shipping further evaluation systems in the third quarter and our cash flow is expected to further benefit from the receipt of final payments on systems already shipped.”

“Trikon is working closely with a number of customers in Asia, the USA and Europe on capacity expansion plans and new technologies,” said Dr. Macneil. “Like many device makers, these customers have relatively short range visibility of their customers’ requirements and therefore they require us to be highly responsive to their rapidly changing requirements. We have succeeded in increasing the responsiveness of our manufacturing and supply chain to meet their shortened lead times and we continue to work on further improvements.”

“During the quarter we received our first order for the i2L, an etch platform launched at Semicon China in Shanghai earlier this year,” continued Dr. Macneil. “I was also very pleased when, in July, our Omega fxP silicon trench etcher won the Eurosemi IC Industry Award for ‘best tool’ in the ‘wafer processing’ category.”

Dr. Macneil concluded, “I’m particularly pleased with our continuing progress in the market for extremely high-quality aluminum nitride deposition. During the second quarter we received an order from the USA—which we also shipped in the quarter. We also shipped aluminum nitride systems to Japan and Europe this quarter, two for filter applications and one for thin film heads.”

Investor Conference Call and Webcast

There will be a conference call at 10:30 am New York time today, hosted by Dr. John Macneil, to discuss the results for the second quarter ended June 30, 2005 and the outlook for the third quarter of 2005. A live and subsequently recorded audio webcast of the call will be available at www.trikon.com.

About Trikon Technologies

Trikon Technologies, Inc. is a technology leader in wafer fabrication equipment to the global semiconductor industry. Trikon develops and manufactures advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) of thin films for use in the production of semiconductor devices. These are key components in all electronic products, such as telecommunication devices, consumer and industrial electronics and computers. More information is available on Trikon’s Web site at: www.trikon.com.

Trikon Technologies Contacts

Corporate contact: Carl Brancher	+44 1633-414111	carl.brancher@trikon.com

IR contact: Kevin Kirkeby	+1 646-284 -9416	kkirkeby@hfgcg.com

“Safe Harbor” Statement Under the Private Securities Litigation Act of 1995:

This news release contains certain forward-looking statements that include, without limitation, statements by Dr. Macneil and Martyn Tuffery about Trikon’s business strategy, its cash flow position and its ability to continue to control operating costs, comply with the financial covenants in its credit facility, and expand business in the USA, Asia and Europe, meet customer demands and ability to collect amounts owed from its customers. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the economic conditions within the semiconductor capital equipment industry, increased costs due to Trikon’s pending merger and other business demands, demand for Trikon’s products and services, Trikon’s ability to continue to comply with its bank covenants and possible changes in the company’s strategy. Additional factors that may cause actual results to differ are included in the more detailed cautionary statements included in the company’s SEC reports, including, without limitation, its annual report on Form 10-K and 10-K/A, quarterly reports on Form 10-Q and current reports on Form 8-K.

Additional Information and Where to Find It

In connection with the proposed consolidation through merger involving Trikon Technologies Inc and Aviza Technology Inc., New Athletics, Inc., a company newly created by Trikon and Aviza has filed with the Securities and Exchange Commission a registration statement and other relevant documents (File No. 333-126098). Security holders of Trikon are urged to read the proxy statement/prospectus that is contained in the registration statement and the other relevant documents because they contain important information about New Athletics, Aviza and Trikon and the proposed merger transaction. Investors and security holders of Trikon may obtain free copies of the proxy statement/prospectus and the other relevant documents filed with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at http://www.sec.gov and may also obtain free copies of the proxy statement/prospectus by writing to Trikon Technologies, Inc., Ringland Way, Newport, South Wales NP18 2TA, United Kingdom, Attention: Investor Relations. Information regarding the identity of persons who may, under the Securities and Exchange Commission’s rules, be deemed to be participants in the solicitation of stockholders of Trikon in connection with the proposed merger transaction, and their interests in the solicitation, will be set forth in the proxy statement/prospectus that will be filed by Trikon with the Securities and Exchange Commission and are contained in the registration statement that has been filed by New Athletics with the Securities and Exchange Commission.

-Tables Follow-

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Restricted cash	$8,950	$—
Cash and cash equivalents	4,171	21,202
Accounts receivable, net	7,874	6,654
Inventories, net	15,488	16,543
Prepaid and other current assets	1,477	2,203

Total current assets	37,960	46,602

Property, equipment and leasehold improvements, net	10,235	13,597
Demonstration systems, net	4,137	551
Other assets	258	391

Total assets	$52,590	$61,141

Liabilities and shareholders’ equity
Current liabilities:
Short term borrowing	$8,950	$9,600
Accounts payable	4,698	5,709
Accrued expenses	1,253	1,453
Deferred revenue	451	541
Warranty & related expenses	1,204	1,171
Current portion of long term debt.	155	281
Other current liabilities.	2,907	971

Total current liabilities	19,618	19,726

Long-term debt less current portion	54	91
Other non-current liabilities.	661	782

	$20,333	$20,599

Shareholders’ equity:
Preferred Stock:
Authorized shares — 20,000,000 Issued and outstanding — Nil at June 30, 2005 and December 31, 2004	—	—
Common Stock, $0.001 par value:
Authorized shares — 50,000,000 Issued and outstanding — 15,754,985 at June 30, 2005 and at December 31, 2004	261,416	261,416
Accumulated other comprehensive loss	2,329	2,886
Accumulated deficit	(231,488)	(223,760)

Total shareholders’ equity	32,257	40,542

Total liabilities and shareholders’ equity	$52,590	$61,141

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenues:
Product revenues	$8,814	$10,106	$14,610	$16,844
Licence revenues	70	66	2,085	109

	8,884	10,172	16,695	16,953

Costs and expenses:
Cost of goods sold	6,799	8,303	10,721	14,089
Research and development	2,220	2,710	4,497	5,607
Selling, general and administrative	3,673	3,773	7,369	8,282

	12,692	14,786	22,587	27,978

Loss from operations	(3,808)	(4,614)	(5,892)	(11,025)
Foreign currency (losses) gains	(1,563)	(264)	(1,823)	359
Interest income, net	62	63	88	129

Loss before income tax charge	(5,309)	(4,815)	(7,627)	(10,537)
Income tax charge	(45)	(55)	(101)	(120)

Net loss	$(5,354)	$(4,870)	$(7,728)	$(10,657)

Loss per share data:
Basic:	$(0.34)	$(0.31)	$(0.49)	$(0.68)
Diluted:	$(0.34)	$(0.31)	$(0.49)	$(0.68)
Weighted average common shares used in the calculation:
Basic:	15,755	15,745	15,755	15,723
Diluted:	15,755	15,745	15,755	15,723